CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 26, 2015, with respect to the consolidated financial statements of ASA Electronics, LLC, which is incorporated by reference and included in the Annual Report of Voxx International Corporation and subsidiaries on Form 10-K for the year ended February 28, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of Voxx International Corporation on Form S-3 (File No. 333-187427) and on Forms S-8 (File No. 333-162569, File No. 333-138000, File No. 333-131911, File No. 333-36762 and File No. 333-82073).

/s/ GRANT THORNTON LLP

Chicago, Illinois
May 14, 2015